Filed Pursuant to Rule 424(b)(3)
Registration No. 333-169132

APRICUS BIOSCIENCES, INC.

SUPPLEMENT NO. 2  TO
PROSPECTUS DATED SEPTEMBER 28, 2010

This supplement, dated December 22, 2010, supplements certain information contained in our prospectus, dated September 28, 2010, registering units, comprised of three shares of common stock and a warrant to purchase one additional share of common stock, and the common stock underlying the warrant.  This supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

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On December 22, 2010, Apricus Biosciences, Inc. (“Apricus Bio” or the “Company”) announced that it had entered into a licensing agreement granting Bracco SpA ("Bracco") the exclusive rights to market Vitaros(R), Apricus Bio's treatment for erectile dysfunction ("ED"), in Italy. On November 15, 2010, Apricus Bio announced that Health Canada had approved Vitaros for marketing as the first topical treatment for ED in that country. The application for approval to market Vitaros in Europe is scheduled to be filed in April 2011.

Under the terms of the licensing agreement, Bracco has been granted exclusive rights in Italy to commercialize and market Vitaros under the Bracco trademark, and Apricus Bio is entitled to receive up to EURO 5.5 million in up-front, regulatory and sales milestone payments.  Further, over the life of the agreement, Apricus Bio will receive tiered, double-digit royalties based on Bracco's sales of the product.

Vitaros is a registered trademark in Canada held by Apricus Bio, and in the U.S. held by Warner Chilcott Company.

Forward-Looking Statement Safe Harbor

With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, timing for seeking foreign approvals for Vitaros, timing and success of the commercial launch of Vitaros in Italy and ability to execute additional commercialization agreements. Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the prospectus and in the Company's most recent annual report on Form 10-K and subsequent quarterly reports filed on Form 10-Q. Copies of these reports are available from the SEC's website or without charge from the Company.